EXHIBIT 10.8 AMENDMENT TO PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD CERTIFICATE UNDER THE FB FINANCIAL CORPORATION 2016 INCENTIVE PLAN Grantee: Target Award: Grant Date: This Amendment (“Amendment”) is effective as of the 26th day of January, 2022, and amends that certain Performance-Based Restricted Stock Unit Award Certificate between the Employee and FB Financial Corporation (the “Company”) having the grant terms summarized above (the “Award Certificate”). Capitalized terms used but not otherwise defined in this Amendment have the meaning given to such terms in the Award Certificate. The Award Certificate shall be amended as provided below. 1. The description of the calculation of Company Return on Adjusted Tangible Common Equity (ROATCE) as provided in Exhibit A of the Award Certificate shall be deleted in its entirety and replaced with the following: “Calculated by dividing the Company’s Core Net Income by the Company’s Average Tangible Common Equity. During the Performance Period, any provision expense related to the establishment of Allowance for Credit Losses on a portfolio of acquired loans and leases shall be added back to Core Net Income, both for the Company and, to the extent possible based on public filings, for companies within the Comparator Group.” 2. The Award Certificate, as modified by the terms of this Amendment, shall continue in full force and effect from and after the effective date of this Amendment. IN WITNESS WHEREOF, the Company has executed this Amendment to be effective as of the day and year first above written. FB FINANCIAL CORPORATION _______________________________ By: Christopher T. Holmes Its: President and Chief Executive Officer